Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION
Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300

For Immediate Release
April 13, 2011

Compuware Announces Preliminary Results

Growth Drivers Continue to Excel; Two Mainframe Contracts Push to FY ‘12, Impacting EPS

•	Q4 total APM (Vantage and Gomez) license fees and subscription revenues grow approximately 53 percent year-over-year

•	Q4 Covisint revenues grow approximately 65 percent year-over-year

•	Q4 Uniface license fees grow approximately 77 percent year-over-year

•	Q4 Changepoint license fees grow approximately 14 percent year-over-year

•	Q4 Professional Services revenues grow more than five percent year-over-year with over 15 percent contribution margin

•	Mainframe contracts push $.04-.05 EPS to FY ‘12

DETROIT--April 13, 2011--Compuware Corporation (NASDAQ: CPWR), the technology performance company, today announced preliminary unaudited results for its fourth quarter ended March 31, 2011. In the fourth quarter, the company’s non-mainframe solutions demonstrated significant year-to-year growth.

“We are very pleased with these results,” said Compuware President and Chief Operating Officer Bob Paul. “Seeing these kinds of increases from our growth drivers clearly demonstrates that our fundamentals are sound and our plan is working.”

Paul added, “During this same period, two significant mainframe agreements that were scheduled to close were pushed into our next fiscal year due to circumstances beyond our control. One federal contract could not be signed due to the government budget impasse. Another contract was pushed to Q1 because a global bank put its capitalization policy under review. The effect of these contracts is about $60 million in product commitments and $.04-.05 in EPS. The company now expects Q4 EPS to be approximately $.13-.15. Both of these contracts will be completed, and as a result, Compuware will provide an upside to guidance in FY ‘12.”

Paul concluded, “The important news is that Compuware ended the year with an outstanding fourth quarter. Everyone at the company is proud of what we accomplished in fiscal 2011 and optimistic about what we can do in 2012 and beyond.”

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Compuware Announces Preliminary Results
April 13, 2011

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Conference Call Information

Compuware will host a conference call to discuss these results at 5 p.m. Eastern time (21:00 GMT) today. To join the conference call, interested parties in the United States should call 800-553-0358. For international access, the conference call number is 612-332-0636. No password is required.

A conference call replay will also be available. The United States replay number will be 800-475-6701, and the international replay number will be 320-365-3844. The replay passcode will be 201103. Additionally, investors can listen to the conference call via webcast by visiting the Compuware Corporation Investor Relations web site at http://www.compuware.com.

Press Contact

Lisa Elkin, Vice President, Investor Relations, Marketing and Communications, lisa.elkin@compuware.com, 313-227-7345

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com